Exhibit 99.1
[First Federal Bancshares of Arkansas, Inc. Logo]
            www.ffbh.com                                                 FOR
                                                                   IMMEDIATE
                                                                     RELEASE


1401 Highway 62-65 North                    FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                            Larry J. Brandt/CEO
Harrison, AR  72601                                     Tommy Richardson/COO
                                                         Sherri Billings/CFO
                                                                870-741-7641


              FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                 ANNOUNCES A QUARTERLY CASH DIVIDEND

Harrison, Arkansas - March 1, 2006 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that its Board of Directors declared a $.14 (fourteen cents) cash dividend on the common stock of the Corporation payable on March 27, 2006 to the stockholders of record at the close of business on March 13, 2006.

Larry J. Brandt, CEO of the Corporation, stated, "This will be our 37th consecutive cash dividend and we are pleased to increase it 7.7% from thirteen cents to fourteen cents for this quarter. Our strong capital base and continued profitability afford us the opportunity to pay another consecutive quarterly cash dividend. Such action demonstrates our commitment to and confidence in our future prospects."

The Bank, in its 72nd year, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. At December 31, 2005, the Corporation had total assets of $852.4 million, total liabilities of $774.6 million and stockholders' equity of $77.8 million.

















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